ALTRA HOLDINGS ANNOUNCES RESULTS FOR
YEAR END 2006 AND THE FOURTH QUARTER 2006
QUINCY, MA — February 27, 2007
Altra Holdings, Inc. (NASDAQ: AIMC), a leading global supplier of clutch brakes, couplings, gearing and power transmission components, announced that for the year ended December 31, 2006 net income was $8.9 million compared to $2.5 million in 2005, an increase of 257.1%. Fully diluted earnings per share for 2006 was $0.46. Net sales for 2006 were $462.3 million, compared to $363.5 million for 2005, an increase of 27.2%. Gross profit as a percentage of net sales for 2006 increased to 27.1% from 25.2% in 2005. Operating income for 2006 was $41.1 million compared to $25.4 million in 2005, an increase of 62.0%. For 2006, our Hay Hall acquisition and new linear business increased net revenues by $68.8 million. Revenue performance was driven by strong distribution sales for the aftermarket and the strength of several key markets including energy, primary metals, and mining.
For the fourth quarter ended December 31, 2006 the Company recorded a net loss of $(1.8) million compared to net income of $1.3 million for the fourth quarter of 2005. Fully diluted loss per share for the fourth quarter of 2006 was $(0.46). Fourth quarter 2006 net sales were $114.8 million, compared to $90.0 million in the fourth quarter of 2005, an increase of 27.6%. Gross profit as a percentage of net sales for the fourth quarter of 2006 was 26.9% compared to 27.7% in the fourth quarter of last year. Fourth quarter 2006 operating income was $3.9 million compared to $8.3 million in the fourth quarter of 2005, a decrease of 53.3%. Excluding expenses related to the Hay Hall acquisition, the IPO executed on December 14, 2006, the restricted employee stock grants made in August 2006, and a fee associated with the termination of an advisory services agreement with Altra’s former private equity sponsor, fourth quarter 2006 operating income was $9.4 million, a 13.9% improvement over fourth quarter 2005.
Michael L. Hurt, Chairman and CEO said “By any measure our 2006 financial performance was outstanding; the 27.2% increase in revenues was the result of good execution by our management team in integrating the Hay Hall and Bear Linear acquisitions while simultaneously achieving more than 8% organic growth. Using our Altra Business System (ABS) and Low Cost Country sourcing office we improved gross profit by 190 basis points. Driven primarily by revenue growth and operational improvement, we more than tripled our full year net income to $8.9 million. This 2006 financial performance combined with our recent IPO gives Altra additional financial flexibility to grow both organically and through acquisitions. Also, we are excited about our proposed acquisition of TB Wood’s which is a perfect fit with Altra’s core business.”

Altra Holdings

	(Unaudited)
Statement of Operations Data:	Quarter Ended		Year Ended
In Thousands of Dollars	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005

Net sales	$114,774	$89,974	$462,285	$363,465
Cost of sales	83,877	65,046	336,836	271,952

Gross profit	30,897	24,928	125,449	91,513
Selling, general & operating expenses	27,043	16,678	88,214	66,163
OPEB Curtailment	—	—	(3,838)	—

Operating income	3,854	8,250	41,073	25,350
Interest expense	6,097	4,867	25,479	19,514
Other (income) expense	209	(20)	856	(17)

Income before taxes	(2,452)	3,403	14,738	5,853
Income taxes	(700)	2,108	5,797	3,349

Net income	$(1,752)	$1,295	$8,941	$2,504

Other Financial Data:
Depreciation & amortization	4,300	3,069	14,611	11,533
Non cash inventory step up costs	—	—	2,278	1,699
Capital expenditures	3,888	2,798	10,021	6,199

Net Income per share:

Basic	$(0.46)		$7.56
Diluted	$(0.46)		$0.46

Weighted Average common shares outstanding

Basic	3,842		1,183
Diluted	3,842		19,525
The company will conduct an investor conference call on Wednesday, February 28, 2007 at 11:00 AM EST to discuss its full year and fourth quarter financial results. The public is invited to listen to the conference call by dialing 877-602-6039 domestically or 706-643-1953 for international access, and asking to participate in Conference ID# 1313079. A replay of the recorded conference call will be available from February 28, 2007 until March 7, 2007. To listen to the replay, dial 800-642-1687 domestically or 706-645-9291 for international access and ask for Conference ID#1313079.
Altra Holdings, Inc., through its wholly-owned subsidiary Altra Industrial Motion, Inc., is a leading multinational designer, producer and marketer of a wide range of mechanical power transmission products. The company brings together strong brands covering over 35 product lines with production facilities in six countries and sales coverage in over 70 countries. Our leading brands include Boston Gear, Warner Electric, Formsprag Clutch, Ameridrives Couplings, Industrial Clutch, Kilian Manufacturing, Marland Clutch, Nuttall Gear, Stieber Clutch, Wichita Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics, Huco Dynatork and Warner Linear.

The tender offer described in this press release for the outstanding shares of TB Wood’s Corporation has not yet commenced, and this announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer will be made only through an Offer to Purchase and the related Letter of Transmittal. We urge investors and security holders to read the following documents, when they become available, regarding the tender offer and merger because they will contain important information: Altra Holdings’ Tender Offer Statement on Schedule TO including the Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery; and TB Wood’s Solicitation Recommendation Statement on Schedule 14D-9. These documents and amendments to these documents will be filed with the United States Securities and Exchange Commission when the tender offer commences. When these and other documents are filed with the SEC, they may be obtained free at the SEC’s web site at http://www.sec.gov. Free copies of each of these documents (when available) also can be obtained from the information agent for the offer, which will be announced.
This press release includes statements which are forward looking within the meaning of applicable securities laws. These statements may include or imply projections of future performance that are based upon the company’s expectations or assumptions. These expectations and assumptions, as well as the company’s future performance, are subject to a number of risks and uncertainties. Factors that could cause actual results to differ from projected results are described from time to time in the company’s Securities and Exchange Commission reports and other filings, including but not limited to the risks described in the Registration Statement on Form S-1/A filed on December 12, 2006. Altra Holdings, Inc. is under no obligation to, and expressly disclaims any obligation to, update or, alter its forward looking statements, whether as a result of new information, future events or otherwise.
SOURCE: Altra Holdings documents
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CONTACT INFORMATION:
David Wall
Chief Financial Officer
Phone: (617) 689-6380
Email: david.wall@altramotion.com